ASSIGNMENT AGREEMENT

THIS ASSIGNMENT is made effective as of this 29th day of October, 2013

BETWEEN:

LEXARIA CORP., a company incorporated under the laws of the State of Nevada, having a business office at #950 - 1130 West Pender, Vancouver, British Columbia, Canada V6E 4A4

(the “Assignor,” or, “Lexaria”)

AND:

C.A.B. Financial Services Ltd, a business in the Province of British Columbia

(the “Assignee”)

WHEREAS:

A.	The Assignor and the Assignee are in the business of natural resources exploration and development;

B.

Lexaria has entered into a farmout, option and participation letter agreement dated December 21, 2005 (the “Head Agreement”), a copy of which is attached as Exhibit I hereto, with Griffin & Griffin Exploration L.L.C. (“Griffin”) with respect to the following property:

	(1)	Belmont Lake Field, Wilkinson County, Mississippi, Section 41-T2N-R4W

C.	Lexaria currently has the right to earn:

	(1)	A PERPETUAL 42% (gross) and 27.3036947% (net) working interest in the Belmont Lake well to be drilled and known as PP F-12-7.

D.

On or about September 25, 2013, the Assignor received an Authorization For Expenditure agreement (the “AFE”) with Griffin, a copy of which is attached as Exhibit II hereto, to participate in the drilling and completion of the PP F-12-7 well by paying a 42% share of the $794,995 expected costs of drilling and completing of the PP F-12-7 well as per the AFE; and

E.

The Assignee wishes to purchase from the Assignor and the Assignor wishes to sell to the Assignee a pro rata interest of 1.354839% gross working interests and 0.880764% net working interests in the PP F-12-7 well (the “Pro Rata Interest”): AND the Assignee wishes to purchase from the Assignor and the Assignor may sell to the Assignee up to 0.63226% of the Assignor’s gross interest in the PP F-12-7 well (0.41102% net) (the “Bonus Interest”), (the Pro Rata Interest and the Bonus Interest together, the “Assigned Interest”);

F.	In consideration for the Pro Rata Interest the Assignee has agreed to pay:

	(a)	3.22581% of the Assignor’s AFE costs currently budgeted at $333,897.90 but subject to revision by Griffin, being an amount of US$10,770.90 (the “Initial Consideration”); and

(b)

3.22581% of the Assignor’s 42% share of the PP F-12-7 well costs from time to time for infrastructure, pipes, tanks, compressors, trucking, etc, as recommended for expenditure by Griffin (the “Subsequent Consideration”); and,

G.	In consideration for the Bonus Interest the Assignee has agreed to pay:

(a)

Up to 3.22581% of the remaining subset of the Assignor’s AFE costs currently budgeted at $233,728.53 but subject to revision by Griffin, being an amount of up to US$7,539.63 (the “Initial Bonus Consideration”); 66.6667% of this Initial Bonus Consideration to be paid from the Assignee directly to Griffin and 33.3333% of this Initial Bonus Consideration to be paid from the Assignee to the Assignor; and

(b)

Up to 0.63226% of the PP F-12-7 well costs from time to time for infrastructure, pipes, tanks, compressors, trucking, etc, as recommended for expenditure by Griffin (the “Subsequent Bonus Consideration”); all of this Subsequent Bonus Consideration to be paid from the Assignee directly to Griffin; and,

H.

The Assignor and Assignee agree that less Bonus Interest may be available than detailed within this Agreement, and that the Bonus Interest is subject in part to Assignor finance considerations and to the actions of third parties. Therefore the Assignee agrees to accept whatever fraction of the Bonus Interest that the Assignor makes available on or before October 29, 2013 on the fractional terms noted herein, and to submit all the required payments not later than November 1, 2013.

I.

Upon the terms and subject to the conditions set forth in this Assignment, the consent of Griffin with respect to the Assignment herein having been obtained, the Assignor wishes to assign and the Assignee wishes to accept the assignment of the Assigned Interest as shown above in and to the Participation Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.

The Assignor hereby assigns, transfers and sets over to the Assignee, effective as of the date hereof, all proportionate rights, interest and benefits in the Assigned Interest held by or granted to the Assignor in and to the Head Agreement and AFE between the Assignor and Griffin. The Assignee hereby acknowledges and agrees that the Assignor is making no representation or covenant as to whether any oil revenue will be recovered from the Assigned Interest.

2.	The Assignee hereby agrees to pay the Initial Consideration and Initial Bonus Consideration, not later than November 1, 2013.

3.

The Assignee hereby agrees to pay to Griffin the Subsequent Consideration or Subsequent Bonus Consideration as required and or demanded by Griffin. In the event the Assignee does not provide the Subsequent Consideration or Subsequent Bonus Consideration within five (5) business days, Griffin shall withhold such amount of revenue from the Assigned Interest in order to satisfy the then amount outstanding of the Subsequent Consideration or Subsequent Bonus Consideration.

4.	Operational Voting Rights. The Assigned Interests carry certain operational voting rights as were obtained by the Assignor in the Head Agreement (the “Voting Rights”).

a.

The Assignee hereby grants and sets over to the Assignor all Voting Rights to the Assigned Interest for any non-capital related votes; and for capital expenditures of under $10,000 as per the Head Agreement.

b.

The Assignor conditionally grants and sets over to the Assignee Voting Rights to the Assigned Interests for capital expenditures of over $10,000, each vote subject to approval by the Assignor, such approval not to be unreasonably withheld.

c.

If the Assignee sells, gifts, grants or assigns the Assigned Interest, in whole or in part, to any other entity at any future date, then all Voting Rights to the Assigned Interest revert back to the Assignor for so long as the Assignor owns any interest in the Belmont Lake Field.

5.	Notwithstanding any other provision of section (4), the Assignor will grant and set over to the Assignee all Voting Rights to the Assigned Interest if any of the following occurs:

	a.	Lexaria ceases to have any Well Interests in the PP F-12-7 well.

	b.	Lexaria enters bankruptcy proceeding or becomes insolvent as defined by The Bankruptcy and Insolvency Act (BIA) of Canada.

6.

The Assignor warrants and represents to the Assignee that as of the date of this Assignment, the Head Agreement and AFE are in full force and effect, without modification or amendment, that the Assignor has the full right and authority to assign the Assigned Interest and all of the Assigned Interest’s rights, interest and benefits held by or granted to the Assignor in and to the Head Agreement and AFE and that such rights, interest and benefits assigned to the Assignee herein are free of lien, encumbrance or adverse claim.

7.

The Assignee hereby assumes and agrees to perform all obligations of the Assignor with respect to the Assigned Interest under the Head Agreement and AFE and guarantees to hold the Assignor harmless from any claim or demand of any kind made hereunder except obligations that are direct results of gross negligence or willful misconduct by the Assignor.

8.	This Assignment shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.

Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Assignment.

10.	This Assignment may not be amended except by an instrument in writing signed by each of the parties.

11.

This Assignment and the Exhibit hereto contain the entire agreement between the parties with respect to the subject matter hereof and supercede all prior arrangements and understandings, both written and oral, express or implied, with respect thereto. Any preceding correspondence or offers are expressly superceded and terminated by this Assignment.

12.

All notices and other communications required or permitted under this Assignment must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally recognized courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Assignor:	If to the Assignee:	If to Griffin:

950 - 1130 West Pender St.	156 Valleyview Rd	1904 Lakeland Dr
Vancouver BC	Kelowna BC	Suite F
V6E 4A4	V1X 3M4	Jackson, MS, 39216
604.602.1633 ph	250 765 6424 ph	601.713.1146 ph
604.602.1625 fax	250 765 6414 fax	601.713.1175 fax

13.	This Assignment will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada as applicable to contracts made and performed therein.

14.

The parties agree to attempt to resolve all disputes arising out of or in connection with this Assignment Agreement, or in respect of any legal relationship associated with it or from it, by mediated negotiation with the assistance of a neutral person appointed by the British Columbia International Commercial Arbitration Centre administered under its Commercial Mediation Rules. If the dispute cannot be settled within 10 days after the mediator has been appointed, or such other period agreed to in writing by the parties, the dispute shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. Arbitrators shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation. In the absence of any written agreement otherwise, the place of mediation and of arbitration shall be Vancouver, British Columbia.

15.

This Assignment may be executed in one or more counterparts, all of which will be considered one and the same Assignment and will become effective when one or mare counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

16.	This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

17.	Time is of essence in this Assignment.

IN WITNESS WHEREOF the parties have executed this Assignment as of the day and year first above written.

ASSIGNOR	ASSIGNEE

LEXARIA CORP.	C.A.B. Financial Services Ltd

Per: _____________________	Per: _______________________
Authorized Signatory	Authorized Signatory

Name: Bal Bhullar	Name: Chris Bunka

Title: CFO, Director	Title: President